Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Doug Marohn	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CEO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial, Inc. to acquire approximately $19 million of Platinum Auto Finance’s active portfolio.

February 20, 2020 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) – an industry leading branch-based subprime auto leader focused on servicing the needs of the local independent dealer – announced today that they have entered into an agreement with Platinum Auto Finance of Tampa Bay, LLC (d/b/a Platinum Auto Finance) to acquire approximately $19 million of Platinum’s active and performing portfolio.  This is the 3rd bulk portfolio purchase of Platinum Auto Finance’s receivable base in as many months.  The first bulk purchases were $1.1 million and $0.9 million respectively, laying the groundwork for this much larger acquisition.

“We have had a positive relationship with Platinum for some time now, and we are pleased we could see this acquisition through,” said Doug Marohn, president and CEO of Nicholas Financial.  “Bringing over this portfolio to Nicholas increases our indirect portfolio by approximately 10% and will be immediately accretive.  It also frees up liquidity for Platinum as they look to further their own strategic initiatives.”

In addition to these transactions, Nicholas has been working together with Platinum on several joint ventures over the last several months.  These joint venture initiatives include cross-marketing, application pass-throughs and other related projects.

“We are excited to continue to build our relationship with the Nicholas Financial Team,” said Michael Kaplanis, CEO of Platinum Auto Finance. “Our companies share a core philosophy to structure transactions that set up consumers for success and we complement each other strongly in our approach to providing great service to our dealer clients and customers.”

For more information on Nicholas, visit www.nicholasfinancial.com. For more information on Platinum Auto Finance, visit www.platinumautofinance.com.

About Nicholas Financial

Nicholas Financial, Inc. is a publicly-traded specialty consumer finance company, operating branch locations in both Southeastern and Midwestern U.S. states. The Company has approximately 7.9 million shares of voting common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

About Platinum Auto Finance

Platinum Auto Finance is a technology enabled, indirect consumer finance company focused on automobile loans to consumers establishing credit or those with past credit challenges. The Company utilizes data and technology to make fast decisions, but its team is available to discuss transactions on a one-by-one basis. The Company purchases contracts in Florida, Georgia, Indiana, Missouri, North Carolina, Ohio, South Carolina and Tennessee. For more information, please visit our website at www.platinumautofinance.com.

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